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                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934

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                                 PROVANT, INC.
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               (Name of Registrant as Specified In Its Charter)

                PROVANT COMMITTEE TO RESTORE SHAREHOLDER VALUE
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    (Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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JOHN PHILIP COGHLAN

John Philip Coghlan is Vice Chairman of The Charles Schwab Corporation and President of Schwab Institutional. Mr. Coghlan is also a member of the Schwab's Executive Committee. In his position as President of Schwab Institutional, Mr. Coghlan is responsible for overseeing Schwab's services for corporations and their employees through retirement plans and equity compensation plans; and Schwab's services for independent, fee-compensated Investment Managers. These businesses comprise roughly 30% of the client assets at Schwab. In addition, Mr. Coghlan is responsible for Schwab's Asset Management Products and Services
(AMPS) which includes the Company's $330 billion dollars of proprietary and third party mutual funds, its insurance business, and the Schwab Center for Investment Research. Mr. Coghlan joined Schwab in 1986. Previous to joining Schwab, Mr. Coghlan was a Founder and the Chief Operating Officer of San Francisco Grocery Express, Ltd., a direct-response catalogue grocery delivery company. He has also been an Adjunct Professor of Marketing at the University of San Francisco and San Francisco State University.

Mr. Coghlan holds a B.A. from Stanford University, an M.A. in Economics and Public Policy from Princeton University, and a M.B.A. from Harvard Business School. He is a past President of the Board of Directors of the San Francisco Lighthouse for the Blind and has served on the National Advisory Council of the International Board of Practices and Standards for Certified Financial Planners. Mr. Coghlan resides in San Francisco, California. He is a native of the Bay Area.